Filed pursuant to Rule 433
Registration Statement No. 333-148982

The letter below is being sent out to Zion’s database of people who have requested to stay informed of Zion’s activities.

For Zion's Sake, Please Support Us...

Our work depends on your vision, your commitment and your support...

Zion Oil & Gas is now offering units for sale at $10 per unit.

Each unit consists of: one share of Zion stock and one warrant for an additional share of Zion stock at $7.00 exercisable any time between the 31st day after termination of this offering and January 31, 2012; regardless of the market price of Zion stock when you redeem your warrant.

•	Zion Oil & Gas is an American oil exploration company, exploring for Oil & Gas in Israel.

•	Zion Oil & Gas holds petroleum exploration rights in Israel on areas that, in Biblical times, were the territories of the Tribes of Manasseh and Asher.

•	Zion Oil & Gas is listed on the American Stock Exchange (AMEX) with the symbol ZN.

•
Zion Oil & Gas plans a multi-well exploration program. Our first well, the Ma’anit #1 was drilled to a depth of 15,842 feet. Our second well, the Ma'anit-Rehoboth #2, is planned to a depth of 18,040 feet.

•	Zion Oil & Gas signed a Protocol with Aladdin Middle East Ltd (AME) on June 18, 2008. Using AME's 2,000 horsepower rig, drilling is scheduled to commence in September 2008.

•	Zion Oil & Gas has established two charitable foundations and intends to donate 6% of its gross revenue to be used for charitable purposes.

•	Zion Oil & Gas Inc is delighted to be the sponsor of “A Night to Honor Israel” during the July 21-24 Israel Summit of Christians United for Israel (CUFI) in Washington DC.

But we also need your support with our Unit Offer...

Full details are set out in the Prospectus which is available for download and review on our website www.zionoil.com under “Investor Relations.” If you would prefer a hard copy of the Prospectus, please call: 1-888-TX1-ZION (1-888-891-9466) or email: dallas@zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding the closing of the offering, the timing and results thereof, Zion’s planned operations, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas 6510 Abrams Road, Suite 300, Dallas, Texas 75231 Phone 214.221.4610 Fax 214.221.6510

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas Inc. at www.zionoil.com.

July 2008
Zion Oil & Gas 6510 Abrams Road, Suite 300, Dallas, Texas 75231 Phone 214.221.4610 Fax 214.221.6510